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Exhibit 5.1 and 23.1

[LETTERHEAD OF PRESTON GATES & ELLIS LLP]

February 3, 2004

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089

  Re:
  Yahoo! Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

        We have acted as special counsel to Yahoo! Inc., a Delaware corporation (the "Company"), in connection with the registration of shares (the "Shares") of the Company's common stock, par value $0.001 per share, subject to issuance by the Company upon the exercise of stock options granted by 3721 Network Software Company Limited f/k/a Inter China Network Software Company under the Rules of the 2002 Employee Share Option Scheme (the "Scheme") that were assumed by the Company as of January 2, 2004.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have reviewed: (i) the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the sale of the Shares; (ii) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (iii) the Amended Bylaws of the Company, as presently in effect; (iv) the Scheme; and (v) such other documents and matters as we have deemed necessary to the rendering of the following opinion.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

        We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act and (ii) the Shares have been issued in conformance with the terms and conditions of the Scheme, such Shares will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,
/s/ PRESTON GATES & ELLIS LLP

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  Exhibit 5.1 and 23.1